EXHIBIT 10.4

                        ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement ("Agreement") is entered into and effective as January 18, 2001 between John Hancock Life Insurance Company ("Hancock"), a Massachusetts corporation, and Legacy Marketing Group ("LMG"), a California corporation, with reference to the following facts:

A. Concurrently herewith Hancock and LMG are entering into a certain Marketing Agreement pursuant to which certain insurance business is to be marketed by LMG.

B. That Hancock desires to have LMG provide services to Hancock with respect to this business and LMG is willing to provide such services, subject to the terms and conditions of this Agreement.

Based on the foregoing facts, LMG and Hancock agree as follows:

1.   SERVICES

     1.1 From and after the date of this Agreement, LMG agrees to perform certain Hancock accounting and service functions. Such accounting and service functions shall consist of the activities described in APPENDIX C, but only for the Policies recited in APPENDIX A. Consideration for such accounting and service functions is set forth in APPENDIX B.

     1.2 LMG may provide additional services for Hancock that are not specified in APPENDIX C. Consideration and other terms for such additional services will be agreed to by LMG and Hancock in writing prior to LMG's performance of such services.

2.   RIGHTS AND OBLIGATIONS OF HANCOCK

     2.1 Hancock has the sole obligation to its customers to provide for competent administration of the policies administered by LMG. Hancock hereby delegates to LMG certain duties as specified herein.

     2.2 Hancock shall be responsible for researching, obtaining, and the registration of any service marks issued by the U.S. Patent and Trademark Office for use with the products jointly developed by LMG and Hancock, and any costs associated therewith, and Hancock shall own all such rights. Hancock grants to LMG a gratuitous license for the use of such marks on LMG and Hancock proprietary products. Hancock will not use LMG's Service Marks, Trademarks and Tradenames or the name of any affiliate of LMG in any way or manner not specifically authorized in writing by LMG. Notwithstanding the foregoing, LMG may register and own its own marks that may be used by LMG to market products jointly developed by LMG and Hancock that are underwritten by Hancock.

     2.3 With respect to claims that LMG is authorized to pay on behalf of Hancock, Hancock shall be responsible for any and all costs of litigation associated with the payment of such claims. Hancock shall have the sole discretion whether to litigate a claim. These expenses shall include, but are not limited to, counsel fees and court fees. Notwithstanding the foregoing, Hancock shall not be responsible for any costs or expenses that arise out of any bad faith, gross misconduct or fraud on LMG's part.

     2.4 Hancock shall have sole responsibility for filing advertising materials in those states that so require prior to approving their use by LMG. All costs associated with such filings will be the responsibility of Hancock.

     2.5 Hancock shall be responsible for the establishment and maintenance of any group trusts associated with such group product filings and any costs associated therewith.

     2.6 Hancock shall be responsible for the processing of payments under the election of a settlement option by the beneficiary or owner. LMG's responsibilities as they relate to this function are detailed in APPENDIX C, Policyholder Services, Section 2. Hancock will supply LMG with software to calculate estimated settlement option payments. Notwithstanding the foregoing, this provision shall not preclude LMG from processing such in the future.


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o CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SEC.


     2.7 Hancock shall be responsible for determining the benefits and claims payment procedures applicable to such coverage, if any.

     2.8 Hancock shall, at least semiannually, conduct a review of operations of LMG. At least one such review will be an on-site audit of the operations of LMG.

     2.9 Currently, LMG does not perform medical underwriting for Hancock, however, if granted such authority, LMG will comply with all underwriting standards established by Hancock and adhere to all pertinent provisions contained in applicable Third Party Administrator statutes. Hancock shall be responsible for the underwriting or other standards pertaining to the business underwritten by Hancock.

     2.10 LMG shall have no authority, nor shall it represent itself as having such authority, other than as specifically set forth in this Agreement. Without limiting the generality of the foregoing sentence, LMG specifically agrees that it will not do any of the following without the prior written consent of Hancock:

          (a) Litigation: Institute, prosecute or defend any legal proceedings in connection with any matter pertaining to the Services provided pursuant to this Agreement or Hancock's business.

          (b) Alterations: Waive, amend, modify, alter, terminate or change any term, provision or condition stated in any Policy Form or discharge any contract in the name of Hancock, except as otherwise specifically provided in this Agreement, such policy forms or as a result of a complaint resolution in accordance with mutually acceptable written guidelines and procedures.

          (c) Advice to Policyholders/Prospective Policyholders: Offer tax, legal, or investment advice to any Policyholder or prospective Policyholder of Hancock under any circumstances, with respect to a Policy or the Services provided pursuant to this Agreement.

     2.11 Hancock shall provide LMG with written notice of any change of authority of persons authorized and enumerated in APPENDIX D to provide LMG with instructions or directions relating to services to be performed by LMG under this Agreement. In the absence of timely notice and LMG relies to its detriment on instructions or directions from one who is no longer authorized, Hancock will indemnify LMG for any loss or claim as a result of such reliance.

3.   RIGHTS AND OBLIGATIONS OF LMG

     3.1  LMG agrees to maintain the following insurance coverages:

          (a) LMG will possess an adequate fidelity bond for any losses caused by the dishonesty of LMG's employees or agents (not Wholesalers or Producers) with limits of at least o. LMG will also maintain adequate surety bond(s) as so required in the states which it is compelled to do so. LMG will file such bond, if so required, with the appropriate agency. The bond shall be executed by a corporate insurer authorized to transact business in the states which mandate the maintenance of such bond.

          (b) LMG will possess and maintain at all times errors and omissions coverage with a limit of not less than o written by an insurer with a minimum Best's rating of A-. Such coverage will comply with the requirements of the states in which such insurance coverage is required.

          (c) LMG will possess and maintain commercial, general and liability insurance with limits of not less than o per occurrence combined single limit.

          (d) LMG will require its Wholesalers and Producers to maintain Errors and Omissions coverage per Wholesaler or Producer, or per occurrence, or through LMG's exclusive coverage with a limit of not less than o, which is offered on a per contract sold basis.

     3.2 In the event malfunction of the LMG systems causes an error or mistake in any record, report, data, information or output under the terms of this Agreement, LMG shall at its expense correct and reprocess


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          such records. LMG will reimburse Hancock for any costs and/or expenses associated with such error or mistake. In the event Hancock discovers any such errors or mistake it shall, within three (3) business days after discovery, notify LMG in writing of such error or mistake in any record, report, data, information or output received by Hancock.

     3.3 LMG shall respond to all correspondence of a routine nature and other general functions necessary for satisfactory administration of the Policies referenced in APPENDIX A. LMG shall maintain complaint files and complaint logs to comply with applicable laws and regulations. LMG shall use its best efforts to comply with the service standards attached hereto as APPENDIX E. Notwithstanding the foregoing, Hancock retains the ultimate responsibility for the filing of such complaint logs or files with the appropriate regulatory agencies.

          If LMG receives:

          (a) notice of the commencement of any legal proceeding involving any of Hancock's customers; or

          (b) a communication from any insurance department, other administrative agency or any other person identifying a complaint by any Hancock customer or calling a hearing involving any Hancock practice; or

          (c) written complaints regarding Hancock Policies referenced in APPENDIX A from customers of Hancock (oral complaints are directed to make such complaint in writing and therefore will be handled in accordance with such written complaint handling procedures); or

          (d) a demand or request by any court, government agency or regulatory body to examine any of the books and records of Hancock relating to Policies or services; or

          (e) LMG will notify Hancock within two (2) business days of such receipt. LMG will send copies of any necessary documentation to Hancock within three (3) business days or sooner if reasonably requested by Hancock, and will cooperate with and assist Hancock in responding to such document . Notwithstanding the foregoing, written guidelines and procedures for such assistance will be established by mutual agreement of LMG and Hancock.

     3.4 LMG will maintain a file containing any correspondence relating to complaints received from Hancock customers and/or government agency or regulatory body for a period of seven (7) years from receipt of the complaint letter. Hancock will respond to summons and complaints commencing legal actions on its own behalf. Hancock will also be responsible for the costs associated with responding to such summons and complaints commencing legal action on its own behalf.

     3.5 LMG will provide a written notice, approved in writing by Hancock, to policyholders advising them of the identity of Hancock and LMG, and the relationship between LMG, the policyholder and Hancock.

     3.6 LMG will only use advertising pertaining to the business underwritten by Hancock that Hancock has approved in writing in advance of its use. If so required, Hancock shall obtain the prior approval of the appropriate Department of Insurance before approving advertising for use by LMG. Hancock will also be responsible for all costs associated with obtaining such approval.

     3.7 LMG is responsible for system modification costs for initial new product development. LMG is not responsible for the costs associated for other modifications that are not necessary to the normal course of business. "New product development" will be defined and agreed on prior to development. Hancock will reimburse LMG for any system modification costs requested that are beyond those necessary to the normal course of business at its standard rates illustrated in APPENDIX B.


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     3.8  LMG will comply with all of the relevant provisions contained in applicable Third Party Administrator statutes including, without limitation, applicable licensing or authorization requirements. LMG is licensed or otherwise authorized as a third party administrator in all states which require such licenses or authorizations. If any provision of this Agreement is in conflict with the laws of the State which governs this agreement, such provision will be deemed to be amended to conform with such laws. Further, if the laws of the State which governs this Agreement require the inclusion of certain provisions of relevant statutes, this Agreement shall be deemed to be amended to conform with such laws.

     3.9 LMG grants to Hancock a gratuitous license for the use of its marks on LMG and Hancock proprietary products. LMG will not use Hancock's Service Marks, Trademarks and Tradenames, or the name of any affiliate of the other in any way or manner not specifically authorized in writing by the other.

4.   QUALITY AND LIMITATION OF SERVICES

     4.1 All services to be provided by LMG under this Agreement shall be performed in accordance with the policies and procedures mutually agreed to by both parties, industry standards, good faith efforts to comply with the service standards attached hereto as APPENDIX E and in accordance with all applicable laws and regulations. Hancock and LMG will use their best efforts to agree to and document within 60 days of execution of this Agreement the policies and procedures for all such services to be provided by LMG on behalf of Hancock.

5.   HOLD HARMLESS AND INDEMNIFICATION

     5.1 LMG shall indemnify and hold harmless Hancock from any and all claims, liability, costs and expenses, including reasonable attorneys' fees, arising out of LMG's negligent act(s) or omission(s); LMG's refusal to comply with the terms of this Agreement; LMG's failure to comply with any law or regulation with respect to its duties hereunder except that LMG shall not be required to indemnify or hold harmless Hancock for any act or omission of LMG which was directed orally or in writing by Hancock unless LMG knew that such direction by Hancock was contrary to applicable law or regulation or was otherwise contrary to good business practices and LMG failed to advise Hancock.

     5.2 Hancock shall indemnify and hold harmless LMG from any and all claims, liability, costs and expenses, including reasonable attorneys' fees, arising out of Hancock's negligent act(s) or omission(s); Hancock's refusal to comply with the terms of this Agreement; Hancock's failure to comply with any law or regulation with respect to the offering or sale of contracts, or the records maintained.

     5.3 Neither party shall be entitled to indemnification from the other party for any claim resulting from its own negligent act(s) or omission(s).

     5.4 If any claim is made by a party which would give rise to a right or indemnification under paragraph 5.1 the party entitled to indemnification (the "Indemnified Party") promptly will give notice of the claim to the party required to provide indemnification (the "Indemnifying Party"). The Indemnifying Party shall have the right, at its option and its own expense and by its own counsel, to participate in the defense of any such indemnified claim for which indemnification is provided by this Agreement. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to control or represent the Indemnified Party in the defense of any claim.

6.   ASSIGNMENT, MODIFICATION AND TERMINATION OF AGREEMENT

     6.1 Neither party may assign or delegate all or any part of its rights and/or duties under this Agreement without the written consent, as signed by one or more of the personnel shown on APPENDIX D, of the granting party.

     6.2 This Agreement may be modified or amended at anytime by mutual agreement of the parties, provided the modification or amendment is in writing, by one or more of the personnel shown on APPENDIX D or by any other authorized officer of such party. APPENDIX D may be modified by a party by notice to the other party, signed by an authorized officer of such party.


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6.3  The termination of this Agreement is governed by the following provisions:

     (a)  LMG or Hancock may terminate this Agreement without cause by twelve
          (12) months written notice to the other. This Agreement may be terminated by mutual agreement of the parties in writing at any time.

     (b) LMG shall provide Hancock ninety (90) days written notice if LMG desires to increase its fees or charges to Hancock or to change the manner of payment or to change any of the other terms and conditions of this Agreement. Hancock must respond to such request within sixty
          (60) days of receipt. Processing fees, systems time and material rates may be increased annually.

     (c) If either of the parties hereto shall materially breach this Agreement or be materially in default in the performance of any of its duties and obligations hereunder (the defaulting party), the aggrieved party hereto may give written notice thereof to the defaulting party and if such default or breach shall not have been remedied within forty-five
          (45) days after such written notice is given, then the aggrieved party may terminate this Agreement by giving thirty (30) days written notice of such termination to the defaulting party. This Agreement shall terminate immediately upon expiry of the 30 day notice period.

     (d) Notwithstanding anything herein to the contrary, Hancock or LMG may immediately terminate this Agreement with cause, upon written notice to the other. Cause includes, without limitation, acts or omissions that constitute fraudulent, criminal or unethical activity or blatant disregard for the terms and conditions of this Agreement.

     (e) Termination of this Agreement by default or breach by Hancock shall not constitute a waiver of any rights of LMG in reference to services performed prior to such termination; termination of this Agreement by default or breach by LMG shall not constitute a waiver by Hancock of any other rights it might have under this Agreement.

     (f) In the event that this Agreement is terminated, LMG agrees that, in order to assist in providing uninterrupted service to Hancock, LMG shall offer reasonable analysis and programming assistance to Hancock in converting the records of Hancock from the LMG system to whatever service or system is selected by Hancock, subject to reimbursement to LMG for such assistance at its standard rates as illustrated in APPENDIX B.

     (g) In the event that this Agreement terminates for any reason other than by mutual written agreement, as provided for above in Section 6.3(a), LMG and Hancock agree that LMG, at Hancock's option, will continue to provide the administrative services on behalf of Hancock, as set forth in this Agreement, for up to one year from the date of such termination.

     (h) In the event either party becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the continuation, extension, or readjustment of all or substantially all of its obligations, other than those agreements entered into as part of LMG's normal course of business, the other party may immediately terminate this Agreement for cause.

     (i) Hancock shall provide fifteen (15) days written notice of termination, modification or cancellation of this Agreement to the appropriate Departments of Insurance if and to the extent required by applicable law or regulation. Hancock shall fulfill any lawful obligations with respect to the Policies referenced by APPENDIX A of this Agreement, regardless of any dispute between LMG and Hancock.

     (j) Termination of this Agreement does not affect in any way the Marketing Agreement, executed concurrently herewith.


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o CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SEC.

7.   RECORDS MAINTENANCE AND CONFIDENTIALITY

     7.1 This Agreement shall be retained as a part of the official record of both LMG and Hancock for the duration of this Agreement and for seven years after the termination of this Agreement.

     7.2 LMG will maintain complete books and records of all transactions between LMG, Hancock and its policyholders. LMG will preserve detailed and adequate books and records of all administered transactions, among LMG, Hancock and its policyholders, sufficient to permit the insurer to fulfill all of its contractual obligations to insured persons. These books and records shall be maintained in accordance with prudent standards generally accepted in business record keeping. LMG will maintain Hancock's records intact and separate and apart from the records of any other carrier. The documentation will contain all pertinent documents in sufficient detail to identify the relevant dates, events, and persons participating in those insurance events. LMG will maintain complete records of all transactions taken pursuant to its Third Party Administrator license. The books and records shall be maintained throughout this Agreement and for ten years after the transaction to which they respectively relate.

     7.3 Hancock shall own the records generated by LMG pertaining to Hancock; however, LMG shall retain the right to continuing access to records to permit LMG to fulfill all of its contractual obligations. Hancock and LMG shall have continuing right to access and copy all accounts and records maintained by LMG related to Hancock's business. Any appropriately authorized governmental agency shall have access to all books, bank accounts and records of LMG and Hancock for the purpose of examination, inspection and audit. All information contained in the aforementioned books and records, including the identity and addresses of policyholders shall be kept confidential, except that such information may be used in proceedings instituted against LMG or Hancock.

     7.4 In the event that LMG and Hancock cancel this Agreement, LMG may, by written agreement with Hancock, transfer all records to Hancock or the successor administrator rather than retain them for the period referenced in Section 7.2. If LMG transfers the records to a successor administrator or to Hancock, LMG is no longer responsible for retaining such records. The successor third party administrator shall acknowledge in writing in its agreement with Hancock, or Hancock itself shall acknowledge in writing, that it is responsible for retaining the records for which LMG had previously been responsible.

     7.5 LMG will be given on-line access during Hancock's normal business hours to Hancock's producer/agent database for the purpose of inquiring on such system prior to LMG processing agent appointments. Such access will continue until such time as LMG ceases to process agent appointments for Hancock.

     7.6 LMG acknowledges that certain information received from Hancock including, without limitation, information concerning Hancock customers or consumers, may be proprietary and/or confidential in nature. All such information shall be used by LMG solely for purposes of providing services pursuant to the Administrative Services Agreement between the parties. LMG agrees to indemnify and hold Hancock harmless from any and all loss and expenses sustained by Hancock as a result of the unauthorized use of proprietary and/or confidential information by LMG, or its Wholesalers or Producers.

     7.7 Hancock acknowledges that certain information received from LMG may be proprietary and/or confidential in nature. All such information shall be used by Hancock solely for purposes contemplated by, and in a manner that is consistent with, this Agreement or the Marketing Agreement between the parties. Hancock agrees to indemnify and hold LMG harmless from any and all loss and expenses sustained by LMG as a result of the unauthorized use of proprietary and/or confidential information by Hancock.

     7.8 LMG and Hancock shall each have in place reasonable security measures to safeguard the confidentiality of the other's proprietary and confidential information and the nonpublic information of consumers and customers in their possession.

8.   TERM

     8.1 This Agreement shall remain in force and effect until such agreement terminates as provided for in Section 6.3 of this Agreement.


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9.   COMPUTER SYSTEM AND PROPRIETARY RIGHTS

     9.1 Definitions: As used in this Agreement, the following terms shall have such meanings:

          (a) "Administrative Computer System" or "Computer System" shall refer to all computer systems and related materials used by LMG to administer the Policies, including LMG proprietary software and third party licensed software comprised of computer programs and supporting documentation, including, but not limited to, source code, object code input and output formats, program listings, narrative descriptions and operating instructions and shall include the tangible media upon which the computer programs and supporting documentation are recorded as well as the deliverable forms and documents.

               LMG's proprietary software and third party licensed software are used to administer the Policies listed in APPENDIX A.

          (b) "Property" shall mean all property of either party including, but not limited to, data records, materials, supplies, computer software, customer records, premium information, underwriting files, customer lists, sales data, policyholder data, data on Wholesalers and Producers and any other distribution systems.

     9.2 oo. The o will be and remain the property of o shall have no rights or interest in the o except as provided in this Agreement. o developed for o that are mutually agreed to be proprietary to o shall not be sold, licensed, transferred, assigned or otherwise distributed without the express written consent of o.

          (a)  The o currently uses the o, o. o understands and agrees that, at
               o option, the o or any replacement o may be replaced at any time and from time to time, at o expense, with other suitable o of o choice.

               In the event that o decides to replace such o, o agrees to test the replacement o prior to its installation to be certain that it will properly perform the services contemplated by this Agreement. o will provide o with reasonable notice prior to any such replacements.

          (b) Notwithstanding the above, o understands and agrees that in no event shall o provide to o during the term of this Agreement or any extension thereto, access to o.

               o warrants that the o is the property of o and utilizes o . o further warrants that the use of the o to provide the Services contemplated by this Agreement will not infringe upon or violate any patent, copyright, trade secret or other proprietary right of any third party. These warranties shall survive termination of this Agreement.

          (c)  Under the terms of the o is not authorized to o .

               Accordingly, in the event that o is unable to fulfill its contractual obligations as set forth herein, due to its subsequent bankruptcy or insolvency and o desires to use the o to administer o policies. Further, o shall contract with o, as hereafter defined. The o is the o, for all carriers with which o contracts, required to administer the products. All costs associated with o obtaining of the o shall be borne by o. Once split, o will provide o with the ability to administer their o products to the same extent and standard as does o; the o.

               In the event that o indicated above, o shall adhere to the terms as set forth above with the pertinent licensure.

               Notwithstanding the foregoing, o to administer the policyholder data. If o elects to implement a different choice of o, o will only be required to provide o.

10.  GENERAL PROVISIONS

     10.1 LMG and Hancock agree this Agreement is an honorable undertaking, and each agree to cooperate with the other in carrying out its provisions.


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     10.2 If any clause, paragraph, term or provision of this Agreement shall be found to be void or unenforceable by any court of competent jurisdiction, such finding shall have no effect upon any other clause, paragraph, term or provision of this Agreement, and same shall be in full force and effect.

     10.3 For any notice under this Agreement, notice shall be sufficient and effective five (5) business days after deposit in the U.S. Mail, postage prepaid, return receipt requested, or upon receipt if delivered personally or by fax or facsimile or by a delivery service. Such notice shall be directed as follows:

To LMG:           Legacy Marketing Group
                  Preston Pitts, President
                  2090 Marina Avenue
                  Petaluma, California 94954


With copy to:     Stokes Lazarus & Carmichael LLP
                  80 Peachtree Park Drive
                  Atlanta, Georgia  30309


To Hancock:       John Hancock Life Insurance Company
                  Bruce Jones, Vice President
                  200 Clarendon Street
                  Boston, Massachusetts 02117


With copy to:     John Hancock Life Insurance Company
                  Marylou Gill Fierro, Senior Counsel
                  200 Clarendon Street
                  Boston, Massachusetts 02117

     10.4 Each party expressly represents and warrants that it has the authority to enter into this Agreement and that it is not or will not be, by virtue of entering into this Agreement or otherwise, in breach of any other agreement with any other insurance company, association, firm, person, or corporation.

     10.5 The persons signing this Agreement on behalf of Hancock and LMG warrant, covenant and represent that they are authorized to execute this document on behalf of such corporations pursuant to their bylaws or a resolution of their boards of directors.

     10.6 LMG shall, in all cases and at all times, observe and obey the rules, regulations, instructions and directives of Hancock which shall be equitable and consistent with the terms of this Agreement. Hancock may, from time to time and at any time, promulgate such rules, regulations, instructions and directions for its operations.

     10.7 LMG is an independent contractor. Nothing contained in this Agreement shall be construed to create the relationship of employer and employee between Hancock and LMG, nor shall LMG's employees, Wholesalers or Producers be considered employees of Hancock for any purpose.

     10.8 This Agreement is the result of mutual negotiations between the parties and shall not be deemed to have been prepared by either party, but by both equally. The headings of the several paragraphs contained herein are for convenience only and do not define, limit, or construe the contents of such paragraph.

     10.9 This Agreement, including APPENDICES A, B, C, D and E attached and the provisions thereof, constitute the entire agreement between the parties. This Agreement shall be governed and construed in accordance with the laws of the State of California. Any similar agreement signed prior to the execution dates below is null and void and abrogated hereby. No change, waiver, or discharge shall be valid unless in writing and signed by an authorized representative of the party against whom such change, waiver, or discharge is sought to be enforced. No delay or omission by either party to exercise any right or power


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          shall impair such right or power or be construed as a waiver. A waiver by either of the parties of any of the covenants to be performed by the other or any breach shall not be construed to be a waiver of any succeeding breach or of any other covenant.

     10.10 When a policy is issued to a trustee or trustees, a copy of the trust agreement and any amendment thereto, shall be furnished to Hancock by LMG and shall be retained as part of the official records of both LMG and Hancock for the duration of the policy and for six years thereafter.

     10.11 Any policies, certificates, booklets, termination notices or other written communication delivered by Hancock to LMG for delivery to insured parties or covered individuals shall be delivered by LMG within ten (10) days after receipt of instructions from Hancock to deliver them unless applicable law or regulation requires an earlier delivery.

     10.12 Payment to LMG of any premiums or charges for insurance by or on behalf of the insured party shall be deemed to have been received by Hancock, and the payment of return premiums or claim payments forwarded by Hancock to LMG shall not be deemed to have been paid to the insured party or claimant until such payments are received by the insured party or claimant.

     10.13 During the term of this Agreement and for one (1) year thereafter, Hancock and LMG shall not, directly or indirectly, solicit for employment any person employed or working on the services provided hereunder within the preceding 12 months by the other party or any affiliate of the other party without the prior written consent of the other party; provided however; that (i) in the event either party uses the services of a professional recruiter and provides such recruiter solely with generic job duties and job descriptions (without making any reference to the other party or the party's affiliates) and such recruiter contacts a qualified candidate who happens to be an employee of the other party and that candidate initiates contact through a recruiter with that party, then that party may employ that employee, or (ii) in the event an employee of the other party responds to a general advertisement placed by a party, then that party may employ that employee.

     10.14 LMG shall provide reasonable access during normal business hours to any location from which LMG conducts its business and provides services to Hancock pursuant to this Agreement to auditors designated in writing by Hancock for the purpose of performing audits for Hancock. Hancock shall give reasonable advance written notice of an audit and include in that notice the matters which it will audit. LMG shall provide the auditors any assistance they may reasonably require. Such auditors shall have the right during normal business hours to audit any business record, activity, procedure, or operation of LMG that is reasonably related to LMG's responsibilities identified in this Agreement, including the right to interview any LMG personnel involved in providing or supporting such responsibilities.

     10.15 Each party shall be excused from performance for any period and to the extent that the party is prevented from performing any services, in whole or in part as a result of delays caused by an act of God, war, civil disturbance, court order, labor dispute, or other cause beyond that parties reasonable control, including failures or fluctuations in electrical power, heat, light, air conditioning, or telecommunications equipment and such non-performance shall not be a default or a ground for termination. Notwithstanding the above, LMG agrees that it will establish and maintain reasonable recovery steps, including technical disaster recovery facilities, uninterruptable power supplies for computer equipment and communications and that as a result thereof LMG will use its best efforts to ensure that the Computer System shall be operational within 48 hours of a performance failure. LMG's Rome, Georgia, and Petaluma, California, offices will provide for each others' off-premises site for storage of backup software for the operating systems and data files.

     10.16 In no event and under no circumstances, however, shall either party under this Agreement be liable to the other party under any provision of this Agreement for lost profits or for exemplary, speculative, special consequential or punitive damages.

     10.17 Any claim or dispute arising out of or relating to this Agreement, or any claimed breach thereof, or arising out of or relating to the relationship between the parties shall be settled by arbitration administered by the American Arbitration Association, in San Francisco, California, under its Commercial Arbitration Rules and the judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction.

     10.18 The parties agree that this Agreement constitutes the full, complete and entire Agreement between them and supersedes all prior understanding, agreement, conversations, or representations between them with respect to the subject matter of this Agreement. Any prior agreement between LMG and Hancock regarding the same subject matter is null and void and abrogated hereby.

     10.19 Survival: Sections 5, 6.3(f), 6.3(g), 7, 10.9, 10.13, 10.14 and 10.16
          shall survive the termination of this Agreement.







               {Remainder of this page intentionally left blank.}

In witness whereof, the parties here to have executed this Agreement to take effect on the effective date specified above.


LEGACY MARKETING GROUP

By: /s/ Don J. Dady

Title:  V.P. Product Development

Date:  January 18, 2001



JOHN HANCOCK LIFE INSURANCE COMPANY

By:     /s/ Bruce M. Jones

Title:  Vice President

Date:   January 18, 2001

                                   APPENDIX A


                              GEOGRAPHIC TERRITORY:

The District of Columbia and all states except Alabama


                                  POLICY FORMS





State required variations of the above referenced forms may be required.

o CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SEC.

                                   APPENDIX B


                                 PROCESSING FEES

1.   Multi Year Guarantee Products

     a.   Acquisition Fees: One time fee of [___] per application received.

     b. Maintenance: [___] per inforce Policy per year to be paid weekly pro rata.

     c. Terminations: One time fee of [___] to be paid at time of surrender, maturity, election of a settlement option or death claim of each Policy.

     d. Payment of Claims: [___] per death claim paid by LMG in addition to the [___] termination fee, as provided above in ss. c.

2. Agent Appointment and Termination: [___] per agent appointment per state; [___] per agent termination per state.

3.   Out-Of-Pocket Expenses

     a. In addition to the fees set forth above, LMG will forward to Hancock on a monthly basis a bill for the out of pocket expenses listed below. Such invoice will include adjustments for any fees due to Hancock from LMG as a result of Agent initial and renewal appointment fees which are due or have been collected from such Wholesalers and Producers. Hancock will reimburse LMG with fifteen (15) days of receipt of such bill. If LMG does not receive reimbursement within fifteen (15) days, Hancock will allow LMG to draw the following out of pocket expenses from the disbursement account. Out-of-pocket expenses are expenditures for the items such as those listed below and any other items agreed to in writing by the parties:

          (1) Costs of telecommunication lines and equipment installed to provide primary and back-up support for on-line access to LMG's administrative system and transmission of data.

          (2) The costs involved with off-site storage for Hancock records, documents, correspondence and other items as provided in this Agreement, or cost of shipping those items to Hancock.

          (3) The costs associated with Agent (Wholesalers and Producers) appointments and terminations, including Agent background investigations and Agent initial appointment fees and termination fees referenced in the Marketing Agreement executed concurrently with this Agreement.

     b. Hancock will be responsible for cash management of this disbursement account and LMG agrees to provide Hancock records and information to properly perform this function.

4.   Systems Time and Materials Rates

     Under certain conditions as set forth in this Agreement, Hancock will reimburse LMG for the costs of systems modifications or systems support at the following rates:

     Chief Information Officer                                o per hour
     Director--Technical Support                              o per hour
     Senior Programmer Analyst                                o per hour
     Programmer Analyst                                       o per hour
     Senior Business Analyst                                  o per hour
     Project Manager                                          o per hour
     Business Analyst                                         o per hour
     Tester                                                   o per hour

5.   Payment of Processing Fees.

     Hancock will pay LMG the processing fees from 1 and 2 weekly. Fees from 1 and 2 will be paid by wire transfer within 5 days of receipt of such documentation.

6.   Compensation Not To Be Contingent

     This Agreement shall not provide for compensation, commissions, fees or charges which are contingent upon savings effected in the adjustment, settlement and payment of losses (the loss ratio) covered by Hancock's obligations. In the event that LMG adjusts or settles claims on behalf of Hancock, such compensation shall in no way be contingent on claims experience.

     This provision does not prevent the compensation of LMG from being based on premiums or charges collected or the number of claims paid or processed or performance-based compensation for providing auditing services. LMG will not receive any administrative compensation except as expressly set forth in this Agreement between LMG and Hancock.

7.   LIMRA CAP Survey Response Fees

     Hancock will pay LMG a flat fee of [___] per reply that LMG prepares in response to LIMRA CAP survey answers. LMG will maintain a record of the responses to policyholders that it prepares on behalf of Hancock. The record will indicate the number of such responses prepared and will be forwarded as an invoice to Hancock on a monthly basis. Hancock remit payment to LMG within twenty (20) days of receipt of such invoice.

8. Additional compensation to be paid to LMG by Hancock for services not contemplated herein shall be mutually decided by both parties.

All fees set forth in this Agreement shall be reviewed annually by LMG and Hancock to ensure that such fees remain constant with any inflation.

                                   APPENDIX C


                             SERVICES TO BE PROVIDED


These services are to be performed by LMG in accordance with the policies and procedures mutually agreed to by both parties, applicable laws and regulations and reasonable industry standards.

1.   Services:

     Clerical Processing of Agent Appointment and Termination with States

     Appointment

     1. Review signed Producer Agreement for completeness and accuracy, input agent information into the Computer System
     2. Conduct Background Investigation on Producer, including credit report, NAIC RIRS inquiry, Vector Check, state licensing check (in all States in which Producer requests appointment), criminal check, and past employment check.
     3. If Producer meets LMG/Hancock contracting criteria, complete and mail all state required appointment forms or electronic transmission of appointment data to state.
     4. Depending on state criteria, once appointment is effective, input appointment information into the Computer System system for renewal tracking, new business processing and weekly transmission to carrier.

     Termination

     1. Complete and mail state required forms or electronic transmission to terminate agent's appointment in state(s).
     2. Update the Computer System with appropriate appointment termination into the Computer System to prohibit new business processing. Monthly transmission of agent termination information to carrier.

     Appointment Renewal Processing

     1. LMG will forward to Hancock within three (3) business days of a written request by Hancock any Producer address that is required to be provided to a regulatory agency.

     Clerical Processing of Transfers (1035x, CD Money Market, Mutual Fund Qualified Transfers)

     1. Review all transfer documentation for completeness and accuracy, including receipt of all state specific forms (replacements).
     2.   Contact transfer institution for verification of account information.
     3. Mail required documentation including state specific forms to transfer institution.
     4.   Mail initial letter to applicant confirming receipt of application.
     5. Contact transfer institution on a regular basis until receipt of such funds.
     6.   Once all funds are received complete Contract Issue.

     Contract Issue

     1. Review all annuity applications for completeness and accuracy, including state product availability and agent licensing.
     2.   Input application into LMG's administrative system.
     3.   Process any transfers, as previously defined.
     4.   Generate state specific policy forms.
     5.   Mail policy to Producer for delivery.
     6. Follow-up on any outstanding delivery requirements and delivery receipt.
     7. Once all outstanding requirements are received, apply the premium to policy, place the policy inforce and generate a commission payment to agent.

     Policyholder Service

     Includes all maintenance on all certificates/policies after issue (inforce). Responsibilities include the following:

     1. Responding to all written or verbal consumer or agent inquiries regarding an inforce policy.

     2.   Clerical processing of the following financial transactions:
          Withdrawals (including systematic withdrawal income and Minimum Required Distributions).
          Partial surrenders.
          Full surrenders, including 1035X.
          Strategy transfers.
          Election of a settlement option by owner or beneficiary (however LMG will not process the actual payments under a settlement option). LMG will provide Hancock with the all required documentation to process the payments under such election within ten (10) business days of receipt of completed forms.
          Free Look or Not Taken processing
          Additional Deposit(s)
          Claims processing, as defined in this Agreement
     3. Clerical processing of the following non-financial transactions. Address changes
          Beneficiary changes
          Ownership changes
          Mailing of quarterly statements
          Collateral Assignment Review of legal documents
          (not limited to POA, Guardianship).
     4.   Maintain a toll-free telephone line for policyholders.

     Clerical processing is defined as reviewing requests to determine all state and carrier mandated forms have been completed, data entry into ALS (administrative system) to record such transaction and providing written confirmation to policyholder of such clerical processing.

     Maintenance of Policyholder Records

     LMG will be responsible for the maintenance of policyholder records. Specifically, LMG will maintain accurate and complete policyholder records according to the provisions of this Agreement. Paper records will be maintained in an offsite storage facility. Copies of all paper records will be permanently scanned with LMG's imaging system. Records of all transactions will also be maintained in LMG's administrative system.

     Data Processing Services - All data files provided to Hancock will be in formats that are mutually agreed to by both parties. Month end cutoff for all accounting files will be the 21st of each month or the prior business day unless otherwise agreed upon by both parties. {Need to specify month end.)

     1. Maintenance of the general ledger for all premium and disbursement cash accounting as well as all policy related financial transactions.
     2. Within ten (10) days of month end LMG will transmit the general ledger interface to Hancock for financial statement preparation.
     3.   Maintain policy transaction data files.
     4. Transmission of policy transaction data files to Hancock for the preparation of reserve calculations.

     5. Provide computer-accessible valuation data: account balance information, policyholder activity, and policy provision data (such as changing schedules of interest) at a sufficient level of detail to make Statutory Valuation and GAAP accounting possible without resorting to estimates. Create and transmit the data files with a sufficiently early effective date that they may be used by Hancock before the calendar month end.
     6. Provide ledger input data whose end-of-month close date coincides with the effective date for the valuation data.
     7. Provide Hancock with a complete file extract of all policyholder data from the administration system once per month in a mutually agreed upon format. Such policyholder data is confidential and shall only be used by Hancock for the purpose of performing demographic and marketing research. Any other use of such data requires prior written consent by LMG. More frequent updates or incremental updates will be provided at a mutually agreed upon date.

     Agent Compensation

     LMG is responsible for weekly processing and payment via check or ACH of first year and trailing commissions to its Wholesalers and Producers. Commission payments result from premium being applied to appropriate Hancock policies. LMG is responsible for generating the weekly commission statements, maintenance of year to date commission information, and processing of the actual commission payment. Agent compensation amounts are determined by the Producer's LMG contract level, product type, age of annuitant and owner, and premium amount.

     Premium Accounting

     LMG is responsible for receiving premium checks and depositing into Hancock depository bank account. The receipt of premium is recorded in the administrative system and a general ledger entry is created to record the deposit. However, LMG is not responsible for investing and managing these assets.

     Tax Reporting to Agents

     LMG will be responsible for the reporting on a yearly basis to its Producers and Wholesalers information on all commissions earned, as well as other compensation from incentive trips, etc. Such reporting to Wholesalers and Producers will consist of generating and mailing of 1099 forms. LMG will also be responsible for the transmission of such records to the applicable federal and state taxing authorities. LMG policies and procedures comply with all state and federal regulations.

     Tax Reporting to Policyholders

     LMG is responsible for the reporting on a yearly basis to policyholders information regarding certain financial transactions on such Hancock policies. Reporting to policyholders consists of generating and mailing of 1099 forms, Year End Account Balances and 5498 forms. LMG will also be responsible for the transmission of such records to the applicable federal and state taxing authorities. LMG policies and procedures comply with all state and federal taxing authority regulations. Such tax reporting only encompasses disbursements that are made by LMG on behalf of Hancock. Hancock shall be responsible for any tax reporting for disbursements that are made by Hancock directly.

     Tax Reporting to Vendors

     LMG will be responsible for the reporting on a yearly basis to its vendors information on all compensation paid. Such reporting to vendors will consist of generating and mailing of 1099 forms. LMG will also be responsible for the transmission of such records to the applicable federal and state taxing authorities. LMG's policies and procedures comply with all state and federal regulations.

     Tax Reporting to Beneficiary(ies)

     LMG is responsible for the reporting to beneficiary(ies) on a yearly basis information regarding receipt of lump sum claim payments. Reporting to beneficiary(ies) consist of generating and mailing of 1099 forms. LMG will also be responsible for the transmission of such records to the applicable federal and state taxing authorities. LMG policies and procedures comply with all state and federal taxing authority regulations. Such tax reporting only encompasses disbursements that are made by LMG on behalf of Hancock. Hancock shall be responsible for any tax reporting for disbursements that are made by Hancock directly.

2.   Other Services:

     a.   Accounting Services
          (1)  Maintenance of general ledger system
          (2)  Reconciliation of all cash and suspense accounts monthly
          (3) Furnishing to Hancock of all applicable data necessary for preparation of Hancock NAIC Convention Blank
          (4) Furnishing to Hancock of all applicable data necessary for preparation of the Hancock corporate tax return
          (5) Furnishing to Hancock of all applicable data necessary for preparation of the Hancock GAAP financial statements
          (6) Furnishing to Hancock of all applicable data necessary for the preparation of the Hancock unclaimed property reports
          (7) Furnishing to Hancock of monthly data sets of all applicable data necessary for the preparation of the Hancock premium tax returns and payments

     b.   Actuarial Services

          (1) LMG will assist and provide actuarial support to Hancock. LMG's responsibilities will vary by each product jointly developed and may include:
               Provide initial product specification
               Provide competitive analysis for the product
               Define pricing assumptions
               Provide any necessary support for pricing assumptions
               Share deterministic pricing results
               Perform sensitivity analysis
               Provide final product specifications
               Define actuarial memorandum
               Provide Actuarial field support
               Monitor actuarial assumptions
               Assist in ongoing profit/pricing management of the business
          (2) LMG will draft initial policy forms and applications to be used for each product jointly developed. LMG will assist Hancock in the completion and preparation of filing such forms, and assist in the approval process, LMG's responsibilities may vary with each product jointly developed.

     c.   Advertising Material Development
          LMG will be responsible for the creation, printing and distribution of all advertising material used by LMG for such products jointly developed. However, LMG will obtain the necessary approval from Hancock prior to use of such advertising material.

     It is LMG's intention to provide all administrative services, with the exception of the following:

     a. Administration after the election of a settlement option by Owner, and any subsequent payments after such election.
     b. Administration after the election of a settlement option resulting from a death, and any subsequent payments after such election.

3.   Collection and Disposition of Funds:

     All insurance premiums collected by LMG on behalf of Hancock, and return premiums received from Hancock, shall be held by LMG in a fiduciary capacity and will not be used as general operating funds of LMG. Such funds shall be immediately, within two (2) business days be remitted to the person or persons entitled to them or shall be deposited promptly, within two (2) business days, in a Premium Fiduciary Account. Such Premium Fiduciary Account will be held in the name of Hancock. However, it will be established and maintained by LMG in a federally or state insured financial institution, separate and apart from any funds belonging to LMG or third parties.

     This Premium Fiduciary Account will at all times have a balance equal to contributions plus any interest earned less, authorized disbursements by Hancock. If LMG is authorized to draw checks on the Premium Fiduciary Account, this will be clearly indicated on their face.

     LMG may not pay any claim by withdrawals from the aforementioned Premium Fiduciary Account. Withdrawals from the Premium Fiduciary Account shall be made as provided in this Agreement between LMG and Hancock for any of the following:

     a.   Remittance to Hancock, if so entitled to such remittance;

     b.   Deposit in an account maintained in the name of Hancock;

     c. Transfer to and deposit in a claims-paying account, with claims to be paid as provided by Hancock.

     LMG will maintain in a fiduciary capacity, Disbursement Accounts where Hancock will fund the balance and LMG is authorized to make the following disbursements:

     a. Payment to LMG of its out of pocket expenses, as defined in Appendix B, Section 3a, and weekly commissions.

     b. Remittance of return premium to the person or persons entitled thereto.

     c. Any policy/certificate holder disbursements, including payment of claims.

     LMG will pay claims from funds collected on behalf of Hancock and shall be paid only on drafts of, and as authorized by Hancock. In the event that LMG receives monies to pay claims on behalf of Hancock, such funds will be held in a fiduciary capacity. No deposits will be made into or disbursements made from this fiduciary account except for claims and claim adjustment expenses. This fiduciary account will at all times have a balance equal to the amount deposited less claims and claims adjustment expenses paid.

4.   Settlements/Reports:

     a. As agreed upon but no later than twenty (20) calendar days of the end of each month, the prior month's balance sheet activity shall be reconciled by LMG.

     b. As agreed upon, LMG shall provide reports to Hancock, including but not limited to the following items:

          (1)  General ledger report
          (2)  Premium and commission reports
          (3)  Claim reports
          (4)  Statutory reserve policy information
          (5)  FAS 97 detail policy information

     c. Daily, LMG shall provide to Hancock, including but not limited to the following items:
          (1)  Cash control reports, beginning the first day of business

     d. Weekly (Monday, for the previous week's business activity), LMG shall provide to Hancock, including but not limited to the following items:
          (1)  Copies of check registers
          (2) Bi-weekly--Transmission of general ledger data (including state code detail), beginning on a mutually agreeable date after the volume of business reaches a level determined by Hancock to warrant daily updates

     e. As agreed upon but no later than twenty (20) calendar days of the end of each month, LMG shall provide to Hancock, including but not limited to the following items:
          (1)  Copies of all bank reconciliations
          (2) All supplemental financial reporting information as requested by Hancock
          (3)  Copies of tax reporting to policyholders and vendors

     f.   Miscellaneous ad hoc sales reporting.

5.   Claims Payment:

     All Policy claims services, with the exception of the adjudication of death claims not paid out as a lump sum, shall be performed by LMG on behalf of Hancock. All Policy claims shall be investigated, processed and paid in accordance with the policies and procedures mutually agreed to by both parties. Hancock's claim personnel shall be made available at Hancock's expense to answer any questions that might arise from LMG's claims personnel relating to claims investigation, processing and payment of Policy claims.

     In addition to the foregoing, in the case of a decision by LMG that a Policy claim should be denied, LMG shall communicate its proposed action to appropriate Hancock personnel who must agree and approve the proposed claim denial before the claims decision is finalized. LMG will communicate appropriate details of any proposed claim denial in accordance with notification procedures to be jointly developed by the parties. If no response is received within five (5) business days of transmission, LMG shall have the right to proceed on the basis that Hancock is in agreement with the decision to deny the claim. All claims paid by LMG from funds collected on behalf of or for Hancock shall be paid on only drafts or checks of and as authorized by Hancock. All monies received by LMG to pay claims on behalf of Hancock shall be held in an administrative capacity. No deposits will be made into, nor disbursements made from this fiduciary account, with the exception of claims and claims adjustment expenses. This fiduciary account will at all times have a balance equal to the amount deposited less claims and claims adjustment expenses paid. LMG is responsible for all correspondence with the claimant and preparation of the claim checks.

     For those claims referred to Hancock by LMG, LMG will provide Hancock with copies of the following:

     1) Policy records (including but not limited to: all correspondence relating to the policy)
     2)   All correspondence with the claimant.
     3)   Diary screens.
     4)   Claim proofs.

                                   APPENDIX D

                        SCHEDULE OF AUTHORIZED PERSONNEL



                              Representing Hancock

Michele Van Leer, Senior Vice President
Bruce Jones, Vice President


                                Representing LMG


Lynn Stafford                       Chief Information Officer
Gregg Egger                         Chief Officer of Strategic Development
Steve Taylor                        Chief Financial Officer
Lynda Regan                         Chief Executive Officer
Bill Hrabik                         Chief Operations Officer
Don Dady                            Vice President of  Product Development
Niju Vaswani                        Vice President of  Distribution
Greg Carney                         Officer of Special Markets

o CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SEC.

                                   APPENDIX E


                                Service Standards

Process                         Standard

New Business

Policy Issue                    Policy will be issued within o days* of receipt
Reissue                         Policy will be reissued within o days* of
                                receipt
New Business Transfers          New business transfers will be mailed within o
                                days* of receipt
Transfer Follow-up              Transfers will be follow-up on every o business
                                days* or as otherwise determined effective based
                                on the transfer company
Agent Contracting               All new agent contracts will be reviewed and all
                                necessary background investigation reports
                                ordered within o days* of receipt
Appointment Processing          Agent appointment(s) will be completed within o
                                days* of receipt Commission Processing Process
                                and mail checks on Friday of each week for all
                                complete new business applications received by
                                Thursday of that week
Commission Inquiries            Process and confirm within o business days*
Premium Deposit                 Premium will be deposited the day it is received

Policyholder Services
Claims Processing               Process and approve within o business days* of
                                receipt

Financial Transactions          Process and confirm within o business days* of
                                receipt
Non-Financial Transactions      Process and confirm within o business days* of
                                receipt

Customer Service Call Center

Answer Rate                     o
Abandon Rate                    o
Average Hold Time               o

* Turnaround times are from the date of receipt of complete policyholder/beneficiary/Producer documentation or approval from Hancock when applicable. Further, the times given above are average times.